United States
		Securities And Exchange Commission
			Washington, D.C.  20549

				FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number  33-72966

Prudential Home Mortgage Securities Company, Inc., Mortgage
Pass-Through Certificates, Series 1995-3 Trust
(Exact name of registrant as specified in its charter)

c/o First Trust National Association
180 East Fifth Street,
Corporate Trust, 2nd Floor
St. Paul, Minnesota  55101
(612) 244-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Class A-1               Class B-2
Class A-2               Class B-3
Class A-3               Class B-4
Class A-4               Class B-5
Class A-R               Class B-6
Class B-1
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     / /             Rule 12h-3(b)(1)(i) /X/
Rule 12g-4(a)(1)(ii)    / /             Rule 12h-3(b)(1)(ii) / /
Rule 12g-4(a)(2)(i)     / /             Rule 12h-3(b)(2)(i) / /
Rule 12g-4(a)(2)(ii)    / /             Rule 12h-3(b)(2)(ii) / /
Rule 15d-6 /X/

Approximate number of holders of record as of the certification
or notice date:   13.

Pursuant to the requirements of the Securities Exchange Act of 1934, Prudential Home Mortgage Securities Company, Inc., Mortgage
Pass-Through Certificates, Series 1995-3 Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 29, 1996  BY:  /S/EDWARD M. FRERE, JR.
- Vice President, Securities Administration

Instruction: This form is required by Rules 12g-4,12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.